Fushi International Reports Second Quarter 2007
Financial Results

-- Revenues Increased 42% to $26.1 Million in 2Q07 --

Dalian, China, August 14, 2007 -- Fushi International, Inc. (OTCBB: FSIN), a low-cost, leading Chinese manufacturer of bimetallic wire used in a variety of communication, transmission and other electrical products, today announced financial results for the second quarter of 2007.

Revenues for the second quarter of 2007 increased 42.3% to $26.1 million, from $18.3 million in the prior year’s quarter. Revenues increased year over year despite an unusually strong 2Q06, during which a sudden, sharp increase in copper prices led to both higher demand for Fushi’s products and a sell-through of low cost inventory. In the second quarter of 2007, revenues were driven by a 4% increase in the average selling price of product sold and a 37% increase in the volume of bimetallic product sold. Coaxial cable accounted for approximately 59.1% of sales, magnet wire for about 16.2% of sales, and shielding wire for about 24.7% of sales.

Gross profit increased 18.6% year-over-year to $9.7 million. Gross margin of 37.0% represented the third consecutive quarter of gross margin improvement, up from 36.4% in the first quarter of 2007. On a year-over-year basis, gross margin was down from 44.4%, when the increased copper prices highlighted above resulted in an unusually higher level of profitability.

Operating expenses in the second quarter increased 158% to $2.2 million compared to $0.9 million in the prior year period. This increase was primarily a result of higher general and administrative expenses associated with the compliance of Sarbanes-Oxley, as well as costs associated with preparing to list the company’s shares on a major exchange. Also included in the general and administrative expenses for the second quarter of 2007 was share-based compensation expense of $645,158, which was equivalent to 2.5% of net revenues.

Net income in the second quarter of 2007 was $7.0 million, down slightly from $7.2 million last year due to the unusually strong Q206, and up 40.4% sequentially from $5.0 million in the first quarter of 2007. Diluted earnings per share for the second quarter of 2007 were $0.28 compared to $0.34 in the prior year period, and $0.20 in the first quarter of 2007, as a result of higher total diluted share count of 25,192,643 at the end of the second quarter, reflecting the Company’s January 2007 issuance of $20 million in convertible debt to Citadel Equity Fund Ltd.

Mr. Li Fu, Chairman and Chief Executive Officer of Fushi International commented, “We are pleased to report another quarter of continued growth in our business. We believe that we have laid the foundation to become a domestic and international market leader in the bimetallic industry. Our copper clad aluminum products have delivered consistent revenue growth for us. We are well on our way to executing our strategic plan through technological innovation, manufacturing expertise, domestic and international marketing and branding and strong management.”

Mr. Fu continued, “While we have in the past been primarily focused on the regular CCA market, we are also leveraging our expertise to tap into significant opportunities in other areas of the market. We believe these new areas can provide us with not only substantial new revenue opportunities, but also with higher margins. We have begun to enter the market for flat wire and continue to market our fine wire, which we believe can offer us higher margin business in a broader market. We are aggressively ramping up our production capacity to meet demand in these areas, as well as in our core regular CCA market. We believe that we will have a competitive advantage in these markets, as our state-of-the-art manufacturing technology allows us to develop reliable quality products in the time frame and manner our customers expect.”

Financial Expectations

For the full year 2007, the Company reiterates diluted earnings per share of approximately $1.03-$1.13.

Mr. Fu stated, “We are excited about the remainder of 2007 and are confident that we have put in place a foundation for continued growth and financial flexibility. Our cash balance of $75.2 million places us in a strong financial position of not only being able to increase our capacity and plan for acquisitions but also having the working capital on hand to grow our revenues and best serve our customers. The nature of our business is that it requires a strong balance sheet to support growth. We believe our strong balance sheet and our access to capital has been a significant competitive factor in our success, as customers are assured that we can meet their needs.”

“We believe that we are well on our way to becoming a dominant player in the bimetallic market. We will continue to explore opportunities to increase revenues, to grow our market share, and to sustain our strong margins,” concluded Mr. Fu.

The Company will conduct a conference call to discuss the second quarter 2007 results today, Tuesday, August 14, 2007 after the market close at 5:30 pm ET. Listeners may access the call by dialing 913-981-5543. A live webcast of the conference call will also be available at www.viavid.net. A replay of the call will be available from August 14, 2007 to August 21, 2007. Listeners may access the replay by dialing # 719-457-0820; passcode: 3477104.

About Fushi International

Fushi International, through its wholly owned subsidiary, Fushi International (Dalian), manufactures bimetallic composite wire products, principally copper clad aluminum wires ("CCA"). CCA, the company's core product, combines the conductivity and corrosion resistance of copper with the light weight and relatively low cost of aluminum. It is a cost-effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television (CATV), signal transmission lines for telecommunication networks, distribution lines for electricity, electrical transformers, wire components for electronic instruments and devices. For more information on Fushi, visit the website: http://www.fushiinternational.com/ .

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.
All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual
Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Nathan Anderson
Director of Investor Relations
Tel: 86-10-8447-8292
Email: Nathan.anderson@fushiinternational.com

Bill Zima & Ashley Ammon MacFarlane
Integrated Corporate Relations
Tel: 203-682-8200

(Financial Tables to Follow)

FUSHI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND
OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES	$26,085,908	$18,335,021	$47,223,825	$32,925,164

COST OF GOODS SOLD	16,433,794	10,199,652	29,886,532	19,521,213

GROSS PROFIT	9,652,114	8,135,369	17,337,293	13,403,951

OPERATING EXPENSE
Selling expenses	193,916	132,629	369,110	249,249
General and administrative expenses	2,028,574	730,180	3,469,576	1,486,701
Total operating expense	2,222,490	862,809	3,838,686	1,735,950

INCOME FROM OPERATIONS	7,429,624	7,272,560	13,498,607	11,668,001

OTHER INCOME (EXPENSE)
Interest income	318,244	1,419	509,454	12,431
Interest expense	(1,666,043)	(263,458)	(2,948,115)	(513,564)
Gain on cross currency hedge	802,523	-	802,523	-
Other income	112,506	229,175	174,616	320,722
Other expense	(14,195)	(113,552)	(79,694)	(138,850)
Total other expense	(446,965)	(146,416)	(1,541,216)	(319,261)

INCOME BEFORE INCOME TAXES	6,982,659	7,126,144	11,957,391	11,348,740

PROVISION FOR INCOME TAXES	-	(60,064)	-	396,616

NET INCOME	6,982,659	7,186,208	11,957,391	10,952,124

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	2,113,689	722,695	3,016,550	1,118,315
Cross currency hedge adjustment	(872,519)	-	(871,519)	-

COMPREHENSIVE INCOME	$8,223,829	$7,908,903	$14,102,422	$12,070,439

NET INCOME PER SHARE-BASIC	$0.32	$0.36	$0.57	$0.55
BASIC WEIGHTED AVERAGE NUMBER OF SHARES	21,487,056	19,894,315	21,116,447	19,894,315
NET INCOME PER SHARE-DILUTED	$0.28	$0.34	$0.49	$0.51
DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	25,192,643	21,434,692	24,667,346	21,434,692

FUSHI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

A S S E T S
	June 30,	Decemeber 31,
	2007	2006
	(Unaudited)
CURRENT ASSETS:
Cash	$75,205,436	$20,493,551
Accounts receivable, trade	9,497,345	7,042,408
Inventories	9,704,840	7,403,116
Notes receivables	176,210	-
Other receivables and prepaid expenses	1,096,741	497,380
Advances to suppliers	5,508,117	3,390,917
Total current assets	101,188,689	38,827,372

PLANT AND EQUIPMENT, net	54,065,998	47,256,475

OTHER ASSETS:
Advances to suppliers, noncurrent	10,453,486	4,559,357
Intangible asset, net	5,543,810	5,518,931
Deferred loan expense	3,270,904	-
Cross Currency hedge receivable	802,523
Total other assets	20,070,723	10,078,288

Total assets	$175,325,410	$96,162,135

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y
CURRENT LIABILITIES:
Accounts payable, trade	$742,254	$1,055,684
Liquidated damage payable	-	1,466,250
Other payables and accrued liabilities	2,607,226	321,276
Customer deposits	-	531,065
Taxes payable	181,468	982,345
Short term bank loans	11,703,500	12,504,135
Current portion of long term debt	10,520,000	-
Loan from shareholder	557,520	3,911,256

Total current liabilities	26,311,968	20,772,011

LONG TERM LIABILITIES:
Long term bank loans	-	10,256,000
Notes Payable	60,000,000	-
Total long term liabilities	60,000,000	10,256,000

CROSS CURRENCY HEDGE PAYABLE	871,519	-

Total liabilities	87,183,487	31,028,011

SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none outstanding as of June 30, 2007 and December 31, 2006, respectively	-	-
Common stock, $0.006 par value, 100,000,000 shares authorized, 22,178,578 and 20,046,162 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	133,072	120,277
Additional paid in capital	40,065,842	29,364,955
Deferred stock option compensation	(1,808,305)	-
Statutory reserves	6,115,309	4,452,467
Retained earnings	38,791,251	28,496,702
Accumulated other comprehensive income	4,844,754	2,699,723
Total shareholders' equity	88,141,923	65,134,124

Total liabilities and shareholders' equity	$175,325,410	$96,162,135